UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 13, 2006
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 13, 2006, the Board of Directors of the Company voluntarily reduced Board fees payable to non-employee directors by half.

Effective as of July 13, 2006, the following fees will be paid to non-employee directors:

Annual Board membership fee	$100,000
Annual Committee chair fee	$2,500
Annual presiding director fee	$5,000

Sixty percent of a director's annual Board membership fee will continue to be mandatorily deferred in the form of common stock units.

All other benefits received by non-employee directors remain unchanged.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As was publicly reported, William Clay Ford, Jr., our Chairman and Chief Executive Officer, assumed the responsibilities of James J. Padilla as President and Chief Operating Officer, effective with Mr. Padilla's retirement on July 1, 2006. Accordingly, effective July 13, 2006, William Clay Ford, Jr. was elected President and Chief Operating Officer of the Company.

Mr. Ford, age 49, has been a director since 1988. His principal occupation is Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer. Mr. Ford has held a number of management positions within Ford, including Vice President-Commercial Truck Vehicle Center. From 1995 until October 30, 2001, Mr. Ford was Chair of the Finance Committee. Effective January 1, 1999, he was elected Chairman of the Board of Directors and effective October 30, 2001, he was elected Chief Executive Officer of the Company. Mr. Ford also is Vice Chairman of the Detroit Lions, Inc., Chairman of the Detroit Economic Club, and Chairman of the Board of Trustees of The Henry Ford. He also is a Vice Chairman of Detroit Renaissance and a member of the board of directors of eBay Inc.

Mr. Ford is a first cousin of Edsel B. Ford II, a Company director.

Since January 1993, the Company has had a consulting agreement with William Clay Ford, the father of William Clay Ford, Jr. Under this agreement, William Clay Ford is available for consultation, representation, and other duties. For these services, the Company pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days' notice.

On May 11, 2005, the Compensation Committee of Ford's Board of Directors and William Clay Ford, Jr. agreed to amend Mr. Ford's compensation arrangements such that Mr. Ford will forego any new compensation (including salary, bonus or other awards) until such time as the Committee and Mr. Ford determine that the Company's Automotive sector has achieved sustainable profitability.

On February 27, 2006, the Compensation Committee of Ford's Board of Directors and William Clay Ford, Jr. agreed to clarify the terms of Mr. Ford's compensation arrangements relating to Mr. Ford's eligibility to receive certain Restricted Stock Equivalents. In March 2005, the Compensation Committee approved an arrangement whereby one-half of the value of Mr. Ford's usual long-term incentive grant

(normally a grant of stock options) was replaced with an opportunity to earn up to a target amount of Restricted Stock Equivalents based on his performance during 2005. Since the arrangement began in March 2005, the Committee did not intend that it would be covered by the May 11, 2005 agreement described above. Mr. Ford will not take part in any similar program or receive any salary, bonus, or long-term compensation for 2006, unless allowed under the May 11, 2005 agreement. Mr. Ford has committed to donate shares representing the final award he received from this 2005 performance-based opportunity to charitable organizations of his choice when the restriction period lapses and the Restricted Stock Equivalents convert to unrestricted shares of common stock in 2007.

In 2002, the Company and William Clay Ford, Jr. entered into a non-compete agreement. Under the agreement, Mr. Ford agreed not to directly or indirectly work for or associate with any business that competes with the Company for two years after any voluntary termination. Mr. Ford did not receive any compensation for signing the agreement.

In February 2002, the Company entered into a Stadium Naming and License Agreement with The Detroit Lions, Inc., pursuant to which we acquired for $50 million, paid by the Company in 2002, the naming rights to a new domed stadium located in downtown Detroit at which the Lions began playing their home games during the 2002 National Football League season. The Company named the stadium “Ford Field.” The term of the naming rights agreement is 25 years, which commenced with the 2002 National Football League season. Benefits to the Company under the naming rights agreement include exclusive exterior entrance signage and predominant interior promotional signage. In June 2005, the naming rights agreement was amended to provide for expanded Company exposure on and around the exterior of the stadium, including the rooftop, in exchange for approximately $6.65 million to be paid in varying installments over the next ten years, of which $1,564,933 was paid during 2005. The Company also agreed to provide to the Lions, at no cost, eight new 2005 model year Ford, Lincoln or Mercury brand vehicles manufactured by Ford in North America for use by the management and staff of Ford Field and the Lions and to replace such vehicles in each second successive year, for the remainder of the naming rights agreement. William Clay Ford is the majority owner of the Lions. In addition, William Clay Ford, Jr., is one of five minority owners and is a director and officer of the Lions.

Effective November 21, 2005, the Company's Board of Directors elected Steven K. Hamp Vice President and Chief of Staff. The Compensation Committee of the Board of Directors approved the following compensation arrangements with respect to Mr. Hamp: (i) annual salary of $400,000; (ii) signing bonus of $400,000; and (iii) a grant of 50,000 stock options on February 15, 2006 with a Black-Scholes value of $117,500. As a salaried employee, Mr. Hamp is eligible to participate in the Company's retirement programs. In addition, the Compensation Committee approved an arrangement to credit on a monthly basis an amount equal to 16.5% of Mr. Hamp's monthly salary to a non-qualified deferred compensation plan during his employment. The amount to be credited for 2005 is approximately $7,500. Further, if the Company terminates Mr. Hamp's employment for any reason other than for cause, Mr. Hamp will receive as a severance payment an amount equal to his annual base salary plus a pro rata portion of the bonus, if any, paid under the Company's Annual Incentive Compensation Plan for the year in which his employment is terminated. Mr. Hamp is the brother-in-law of William Clay Ford, Jr.

The Company and The Edison Institute, a Michigan non-profit corporation, entered into a contract with an initial term commencing April 30, 2003 and terminating December 31, 2007. The initial term will be extended for successive one-year periods unless earlier notice is given by either party. Pursuant to the terms of the contract, the Company sponsors The Edison Institute to manage, market and operate public tours of the Company's Rouge Visitor Center, including the elevated viewing walkway that connects the Rouge Visitor Center to the Company's Rouge Assembly Plant, located in Dearborn, Michigan, in conjunction with The Edison Institute's operations at The Henry Ford. Further, the Company agreed to reimburse The Edison Institute's expenses to the extent they exceed the revenues received from the

Visitor Center, plus pay an annual sponsorship fee in the amount of $500,000. For the period of January 1, 2005 until November 16, 2005, the Company paid The Edison Institute approximately $2.6 million pursuant to the contract. Steven K. Hamp was President of The Edison Institute from June 27, 1996 until November 16, 2005. William Clay Ford, Jr. is the Chairman of the Board of Trustees of The Edison Institute.

In November 2001, the Company and The Edison Institute agreed to terms under which Company historical records may be donated to The Edison Institute and how such documents are to be handled (the “Donation Agreement”). Also in November 2001, the Company and The Edison Institute entered into an agreement whereby The Edison Institute agreed to, among other things, process historical documents donated to it under the Donation Agreement into an archive (the “Master Agreement”). The Master Agreement outlines the terms by which The Edison Institute's archives staff performs research services for the Company and the terms under which the Company archives staff has access to The Edison Institute's records. The Company paid The Edison Institute approximately $439,000 annually for the services provided under the Master Agreement. On February 17, 2005, the Master Agreement was amended and restated to reflect the manner in which the parties agreed to operate with respect to the archive (the “Restated Master Agreement”). For the period of January 1, 2005 until November 16, 2005, the Company paid approximately $265,000 to The Edison Institute for services under the Restated Master Agreement. The fee arrangement is reviewed on an annual basis. The term of the Restated Master Agreement is for twelve months, starting as of January 1, 2005, and is automatically renewable for successive twelve-month terms, unless terminated by either party by providing at least 90-days notice prior to the next renewal period. The contract has been renewed for 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: July 19, 2006	By:	/s/Kathryn S. Lamping
Kathryn S. Lamping
Assistant Secretary